UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

Legion Works, Inc.
(Exact name of issuer as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4275 Executive Square, Suite 200
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

Issuer’s telephone number, including area code

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. We operate as a software development and acquisition company that develops software platforms and sources Software as a Service (“SaaS”), ecommerce and online marketplace businesses in in markets the Company believes are ripe for a tech-enabled ventures to scale. We focus primarily on acquiring and building online businesses that are in the Marketing Tech and Sales Tech markets, but we are opportunistic and may also consider opportunities in related or ancillary markets, such as Internet-based or e-commerce markets, where we see high growth potential.

During fiscal year 2021, the Company has sought to integrate and grow Hello Bar, LLC (“Hello Bar”), an acquisition we made on December 31, 2020. We have also been integrating other acquisitions and assets, including OnboardFlow Ltd., which we acquired in March 2021, and Dealify, Inc. and Growth Collective Solutions, Inc., both of which we acquired in November 2021. This has largely involved hiring employees to build up staffing within operations at these subsidiaries, integrating books and records and other resources such as human resources. Further, the Company has been building our sales and marketing capabilities within the Company and its subsidiaries. In addition to research and development for products developed by Legion Works, we also incur expenses related to research and development of companies that we may acquire, which funds are provided by Legion Works and not by the revenue generated by the acquired company. For the remainder of 2022, the Company plans to continue its efforts in developing our acquired companies and assets, and does not expect to make additional acquisitions at this time.

Principal Products and Services

The Company is working to build an online B2B platform that provides our clients and customers with the tools to engage website visitors and help companies market and grow their businesses. We expect to achieve these goals by adding technology and services to the Legion Works platform by either acquiring business or assets that fit within our framework and integrating them into our platform, or by building the technology and related products in house.

To date our largest acquisition was Hello Bar, which we acquired on December 31, 2020, for total consideration of $2,750,000. As of December 31, 2021, $800,000 remained outstanding and due to the sellers by December 31, 2022. The Company made a payment of $200,000 on January 31, 2022, and expects to pay the outstanding amount by fiscal year end. Throughout 2021, we integrated Hello Bar’s centralized finance, accounting, human resources and other operations into Legion Works.

Hello Bar, LLC (“Hello Bar”) is a website tool that enables users to capture more sales from their website using Hello Bar’s traffic capture bars. Hello Bar offers three levels of service: free, growth, and elite. Hello Bar clients can choose to pay a month to month fee or pay a discounted yearly fee. As part of the Hello Bar acquisition, Legion Works also acquired Subscribers and Hello Mail. Subscribers and Hello Mail are separate software services owned by Hello Bar. Subscribers enables websites to send push notifications via web browsers. Hello Mail is an email service provider that is currently integrated into Hello Bar but could be made available outside of Hello Bar as well.

The Hello Bar service enables customers to launch website “popups” to capture email addresses or other user information a website can use to convert a visitor into a customer. The Hello Bar service allows for a variety of design options and includes a wide range of features to target certain users, to A/B test various pop ups and to integrate other tools.

The Subscribers service enables websites to send push notifications via web browsers to their website visitors who have opted in to receive such push notifications. The Subscribers service also offers a wide range of features for designing these push notifications, A/B testing, and capturing and recapturing ecommerce customers based on particular behaviors.

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The HelloBar.com and Subscribers.com sites include multiple support features like a helpdesk and frequently asked questions for customers.

On March 26, 2021, Legion Works acquired the assets of Onboard Flow, Ltd., a UK registered Limited Company (“Onboard Flow”), through its subsidiary, Convert More, Inc. (“Convert More”), a Delaware corporation, for total consideration of $67,500 in cash, which amounted to 90% ownership, leaving 10% with the previous owner.  The acquired assets include software, IP and current customers. By integrating these assets into Legion Works’ platform we seek to develop a Marketing Technology software platform that we expect will assist Software as a Service companies better understand their free trial users so they can attempt to convert more of these free users into paid subscribers. Legion Works purchased this software product after researching companies that we believe could be used to increase conversions of Hello Bar and Subscribers. The development of Convert More has been more complicated than we anticipated. Although we continue to develop Convert More, we have not begun marketing or selling this product at a level we would describe as material.

In November 2021, the Company acquired 94% of Dealify, Inc. (“Dealify") for total consideration of $450,000. We paid $300,000 at closing with the remaining $150,000 payable in three installments of $50,000 by August 1, 2022.  We paid the first installment early on December 9, 2021, the second installment on April 29, 2022, and expect to pay the remaining installment by August 1, 2022. The Seller can earn an additional 4% of Dealify based on Dealify achieving certain revenue targets:

•	1% (1,075 shares) if Dealify achieves $200,000 or more in monthly revenue for 3 consecutive months;

•	1% (1,100 shares) if Dealify achieves $350,000 or more in monthly revenue for 3 consecutive months;

•	1% (1,120 shares) if Dealify achieves $500,000 or more monthly revenue for 3 consecutive months; and

•	1% (1,150 shares) if Dealify achieves $650,000 or more monthly revenue for 3 consecutive months.

To determine the amount of shares acquirable, the agreement provides for a look-back of seven years from the date of the agreement, November 4, 2021, through November 5, 2028, at which time this right to additional shares expires. Dealify is an ecommerce marketplace that sells discounted early access to software tools. This fits well within the Legion Works platform because it enables us to sell lifetime subscriptions to Software as a Service (SaaS) tools to help marketers at these companies gain initial traction. Dealify also enables us to include offers for our existing tools to help increase sales on the likes of Hello Bar and Subscribers and build relationships with software developers to help us in considering further software acquisitions in the future. Beginning in 2022, Dealify has been negatively impacted by an industry wide reduction in Return on Ad Spending, which was created by the limitations imposed by iOS 14 and 14.5. In particular, this part of our business has been impacted by poorer results on the Facebook platform. Additionally, Google has made changes to their algorithms and those changes have made it more difficult for the Company to rank for SEO than we previously were able to do.

In November 2021, we also acquired 90% of Growth Collective Solutions, Inc. (“Growth Collective”) for $1.2 million net of accounts payable and accounts receivable. We have the right to purchase an additional 5% at a predetermined valuation of $20 million. We believe the acquisition of Growth Collective will assist our efforts to build a growth platform for marketers and sales organizations by providing a marketplace for companies seeking to hire top vetted marketing talent on a freelance basis. In addition to being a rapidly growing and evolving market, we believe it fits well with our platform by adding a talent marketplace to our software and e-commerce marketplace enabling companies to grow. We also expect Growth Collective to enhance our earnings by seizing the opportunity provided by the increased numbers of remote workers. In that regard, we believe Growth Collective is well positioned to benefit from the economic uncertainties and risks in this market because we anticipate that companies might hire freelance workers instead of full time employees in order to decrease costs if the economy declines.

We also shelved the work on certain products we had been developing, including Betterlop, Flarepulse and Karma during 2021. Management found that some of the properties and functions of these products were redundant of the assets acquired in 23021. Consequently, we believe that the resources that would have been needed to complete development of these products were better placed with the acquired assets and their development.

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The Company at this time intends to focus on growing the Company and integrating its new businesses, and does not foresee any additional acquisitions any time soon.

The Company’s Strategy

We are an online platform with a focus in the Marketing Technology and Sales Technology markets. Management aims to build the Company by finding niche opportunities in the market for marketing and sales software and other technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. SaaS multiples have been extremely high so we have been opportunistic in looking at other related business models but still in marketing tech and sales tech.  We still consider SaaS to be a key focus - one of our acquisitions was of an e-commerce business with a focus on SaaS and the other was for a marketing tech marketplace.

In addition to developing software and other technologies to assist companies with conversion rate optimization, growth marketing, content creation and analytics, we may acquire other companies who have products or services that management believes would serve the Company’s aims, which may change from time to time based on management’s identification of growth potential.

The Company is not prohibited from pursuing an acquisition of a software company that is affiliated with their officers or directors subject to certain approvals and consents. In the event the Company seeks to complete an acquisition of a software company that is affiliated with their officers, directors or their affiliates, they, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders fairness opinions that an acquisition of a software company is fair to the Company from a financial point of view.

The Company’s Market

The Company is primarily focused on marketing technology and sales software. The software as a service or “SaaS” market is evolving quickly. Based on our observation, the SaaS market, as well as a variety of other markets and industries, grew at an accelerated pace between March 2020 and March 2021 due to COVID-19 changing the way companies work. During this time, more companies were moving their marketing and sales efforts online or needed tools to more effectively do their marketing and sales jobs remotely. Also, during this period, the multiples on businesses that might have been a good fit for the Company increased substantially, rendering them outside of our range of opportunities. However, with restrictions easing and vaccines becoming more available, we have seen a decline in web traffic since late Spring 2021, which we believe may be attributed to people spending more time away from home. In addition to reduced internet traffic, we have seen valuations of tech companies decrease in 2022 in both public and private markets. While the decreased valuations may create opportunities for us to acquire additional companies at discounted valuations, we would need to raise additional capital to do so. It has also been our observation that inflation during 2022 caused price increases, resulting in greater costs for staff, servers and other components we need to maintain and grow our businesses. We have seen software companies be slower to increase their prices compared to other industries in markets.  Given these developments, plus the uncertainties in the current economic climate, the Company will adapt its strategy by focusing on growing and integrating our existing businesses rather than pursuing any new acquisitions for the time being.

Competition

Given that the Company is a platform of multiple tools and marketplaces for sales tech and marketing tech, its products have a broad range of competitors.  For Hello Bar and Subscribers, the focus on conversion rate optimization and content creation places us in competition with companies such as Privy, Optimonk, Unbounce, Hubspot, VWO, and Biteable. Some of these competitors have the backing of large venture capital funds and other resources. In seeking to break into the analytics market, we also face direct competition from Google Analytics and Mixpanel. Our strengths are our product expertise in terms of product ease of use and specific features designed for niche and fast evolving markets. Our management team has the expertise in this market to see the niche areas our competitors have not addressed. Unlike our well-funded competitors who typically focus on large enterprise customers, we tend to go after the middle segment of the market as well as small and medium businesses. We believe we have a competitive advantage in our ability to be flexible in our pricing.

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For Dealify, the company has multiple competitors that sell access to subscription software deals.  The largest competitor is AppSumo, a large and well-entrenched company that has achieve substantial revenue.  The Company faces other, smaller competitors as well though these other companies have not reached the same level of scale.  Dealify aims to compete based on the quality of deals it offers and the customer service it provides to its customers.

Growth Collective operates in a fast growing industry that has further grown from recent changes to more remote workforces.  The Company's direct competitors include similar premium marketing freelancer platforms such as Mayple and MarketerHire as well as larger broad freelancer marketplaces such as Upwork and Fiverr.  Growth Collective competes based on its vetting process, focus on high end and strongly vetted freelancers, and combination of both technology and human involvement for the matching of freelancers and companies.

OnboardFlow competes with larger analytics companies that focus on insights for app developers.  These companies include Segment, Amplitude and Mixpanel.  Onboard Flow looks to compete based on ease of adoption, ease of use and affordability.

Employees

As of December 31, 2021, the Company has a total of eight (8) full-time employees and four (4) part-time employees working in Legion Works and its subsidiaries. Our CEO, Ryan Bettencourt and Grant Bostrom, Head of Ventures, are full time. Our Head of Products, Keiran Flanigan, is part-time. As of April 25, 2022, the Company hired Caleb Green to serve in the role of COO full time. Although Michael Kamo remains with the Company as Chairman of the Board, he no longer serves as an executive officer.

In addition, Legion Works has engaged with other key individuals as contractors and consultants who possess a range of expertise, including marketing, business development, software engineering, business operations and other areas. These contractors and consultants work in our subsidiaries. For details, see “Management’s Discussion and Analysis.” These additional individuals could start employment at Legion Works at such time as the Company has sufficient capital or financing to fund the expanded launch of its business activities and research and development.

We expect the number of business and direct research personnel hired by Legion Works will scale based upon funds raised in the Company’s offering under Regulation A and as operating needs warrant. For information regarding the impact of the tight labor market and inflation, see “Management’s Discussion and Analysis – Operating Expenses” and “--Key Trends.”

Intellectual Property

Currently, the Company’s subsidiary, Hello Bar, holds a trademark, the latter of which expires at the end of 2022. We filed an update for that trademark in Q1 2022 for the purpose of extending it. The Company also filed for a trademark for Growth Collective in 2022, and is waiting to learn whether it has been accepted. As the Company’s business develops, in particular its software products, we expect to file more trademarks and possibly patents as well.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2021 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements

Overview

Legion Works, Inc. was incorporated on November 20, 2019, as a Delaware corporation. The Company is building up a series of software, e-commerce and marketplace tools to help companies market and grow their businesses. The Company operates as a software development and acquisition company that develops software platforms and sources SaaS, e-commerce and online marketplace businesses in markets the Company believes are ripe for a tech-enabled venture to scale. The Company has been  centralizing operations and adding sales, marketing and product initiatives at our entities.

Through our subsidiary, Convert More, in March 2021 we acquired the assets of Onboard Flow, comprised of a marketing technology software platform that we are working to integrate with our own technology, with the goal of enhancing our clients’ ability to understand their free trial users so they can convert them into paying subscribers. Legion Works owns 90% of Convert More, a Delaware corporation, and granted a 10% interest to owner of Onboard Flow. In November 2021, we acquired Growth Collective and Dealify, which we discuss above in “The Company’s Business,” and below in “Liquidity and Capital Resources.”

We also shelved the work on certain products we had been developing, including Betterloop, Flarepulse and Karma during 2021.

Results of Operations for the Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020

Net loss for the fiscal year ended December 31, 2021 (“FYE 2021”), was $1,545,123 compared to a net loss of $18,030 for the fiscal year ended December 31, 2020 (“FYE 2020”). Overall we are seeing a decrease in internet traffic, which has resulted in an increase in the cost of acquiring customers within SaaS. During 2021, our competitors were raising substantial funds from venture capital firms to scale their individual businesses. These well-funded competitors drove up the cost of paid acquisition channels such as paid search, paid social and building sales and business development teams. Additionally, iOS 14 limits targeting and capturing of data made it more difficult to achieve strong Return on Ad Spending, which has had a negative impact on our subsidiary, Dealify. For more details see also “Business – Principal Products and Services.”

Revenues

The Company’s revenue on a consolidated basis for FYE 2021 came from the operations of Hello Bar, Growth Collective and Dealify. Dealify receives e-commerce revenue, and Growth Collective receives transactional revenue (percentage of revenue paid through the marketplace). Management has been investing in the growth of these entities through scaling up staff, marketing and sales to help these businesses grow faster. Nevertheless, we do not expect to see these businesses become profitable in 2022. Legion Works, which serves as the holding company for our subsidiaries, does not generate revenue. Our third subsidiary, Convert More, has not yet begun generating revenue.

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Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts for its software products are renewed on average over from a seven to twelve month period. The Company also recognizes revenue from the sale, lease or licensing of software, which is accounted for as a long term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied. The Company generates revenues by allowing its subscriber customers to use multiple interactive software platforms, including Hello Bar, Subscribers and Convert More. Both  Dealify, Growth Collective and Convert More remain in the startup phase, and management expects to see further losses for the foreseeable future while we build our products, acquire more companies and assets, and establish our niche markets.

We saw a substantial increase in revenue during FYE 2021 resulting in gross revenue of $1,612,798 as compared to $2,590 for FYE 2020. However, this increase does not reflect the overall trend in 2021 of decreasing revenue as internet traffic has fallen and more well-funded competitors have driven up the cost of paid acquisition channels as discussed above. We also saw a decrease in revenue of approximately 15% due to decreased marketing of our Hello Bar/Subscribers products by one of our largest partners and related party, Neil Patel Digital. Mike Kamo, who serves as the Company’s Chairman of the Board, also serves as CEO of Neil Patel Digital. It is our understanding that Neil Patel Digital undertook this change of marketing strategy for the purpose of promoting their own products rather than reselling those of other companies. However, management believes that our other partnerships, which have just begun rolling out marketing efforts for our products, will grow into the future. Further, beginning in 2022, our businesses’ ability to generate revenue has been impacted by the changes made by Google and Apple with respect to tracking internet activity and privacy. See also below, “Trends.” In addition to these trends, our need to increase spending on our marketing in order to compete has placed further pressure on revenue.

Cost of Revenues

The Company’s cost of revenues for FYE 2021 was $208,237 compared to $0 for FYE 2020. Cost of revenue consists of transaction fees and other costs incurred by our subsidiaries, such as the cost to pay our app suppliers whose apps are sold on Dealify, and transaction fees incurred by Hello Bar when subscribers pay subscription fees.

Operating Expenses

Operating expenses for FYE 2021 were $2,074,664 compared to $14,280 for FYE 2020. The Company’s largest expenses were salaries and wages, which were $563,101 for FYE 2021 compared to $0 in FYE 2020, and payments to contractors amounting to $687,486 in FYE 2021 compared to $0 for FYE 2020. As discussed further in “Trends,” below, competition for talent in the tech sector has remained tight. Not only has the shortage of qualified tech workers driven up salaries and other benefits, the impact of inflation has also increased workers’ need for higher wages. In order to scale our growing company we need to compete for talent against more well-funded competitors, which has been challenging.

During FYE 2021, the Company also incurred significant expense resulting from the amortization of its purchase of Hello Bar in the amount of $868,430. We acquired Hello Bar on December 31, 2020, so this has been a new development for the Company. Other significant expenses incurred by the Company during FYE 2021 were related to dues and subscriptions and professional and legal fees related to our capital raising activities in the amounts of $259,800 and $243,275, respectively.

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Liquidity and Capital Resources

The Company had net cash of $5,013,056 as of FYE 2021 compared to $2,244,076 for FYE 2020. The Company’s largest source of funding has been the proceeds from its offering under Regulation A of Units comprising Voting Common Stock and Warrants, which amounted to approximate gross proceeds of $12,163,099, including $874,581 received upon the exercise of outstanding warrants as of June 27, 2022. Expenses related to the Regulation A offering were $1,185,799 and $368,937 for FYE 2021 and 2020, respectively.

The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar, and we anticipate using some of the proceeds from our Regulation A offering to pay the remaining amounts due under that agreement. In January, 2022, we paid $200,000 pursuant to the Hello Bar purchase agreement, which leaves $600,000 due by December 31, 2022. The Company deposited $50,000 into Hello Bar’s bank account for use as operating capital on May 15, 2021, pursuant to the purchase agreement.

The Company also used proceeds from its Regulation A offering to acquire assets for its wholly-owned subsidiary, Convert More, on March 26, 2021, for a purchase price of $67,500 in cash. We intend to provide additional capital in 2022 to support Convert More in its effort to begin producing material revenue.

In November 2021, we acquired Growth Collective and Dealify using the proceeds from our Regulation A offering. Our acquisition of Growth Collective involved the purchase of 90% of its common shares, leaving the seller with a 10% interest, for a net purchase price of $1,168,185. We expect Growth Collective to enhance our performance by adding a platform that will allow our subscribers to hire top vetted marketing talent on a freelance basis, which we believe will be assisted by the increased number of remote workers participating in that market. We acquired 94% of Dealify through the purchase of its common shares for a purchase price of $467,280, comprising $300,000 cash at closing and a non-interest bearing promissory note in the amount of $150,000 which matures on August 1, 2022. The Company made a $50,000 payment on the balance of the note on December 31, 2021. For details regarding the purchase of these companies, see Notes 4 and 7 to our consolidated financial statements.

Hello Bar received a loan under the Small Business Administration’s Paycheck Protection Program in the amount of $92,111.00, which was forgiven as of April 30, 2021.

The Company does not generate sufficient revenue to cover all of its operating expenses at this time. Although Hello Bar generates sufficient revenue for its own operating expenses, management will not use those revenues to fund the rest of the Company. In addition to the Company’s ongoing need for working capital, funding will be needed for the continued integration of Hello Bar, Growth Collective and Dealify, and the growth of Convert More. We also anticipate needing additional capital for the development of software, marketing, and growth of our businesses. Although we have seen valuations of tech companies decrease substantially during 2022, which we believe may create opportunities for us to acquire additional companies at discounted valuations, we would need to raise additional capital to do so. It has been our observation during 2022 that raising capital has become more difficult in the current economic climate. As a result, the Company does not anticipate making any additional acquisitions at this time, and will instead focus on integrating and growing our existing businesses.

The Company believes it has the necessary capital to fund operations for the next twelve months. However, as discussed above, we have observed a significant increase in operating expenses due to increased salaries and wages as a result of inflation which we do not anticipate changing in the near future. We have also observed downward pressure on our revenue due to decreased internet traffic, changes in technology that limits our ability to collect data on behalf of our subscribers, and increased competition from well-funded competitors. In addition to these trends, further pressure on revenue has been from our need to increase spending on our marketing. Any change in these factors or the overall economy could have a material impact on our business plan, results of operations and financial condition.

The Company does not have any revolving credit facilities or other debt with which to fund its operations. If the Company is not able to raise enough capital through its Regulation A offering, or through other future offerings, including potential private offerings or debt, we may not be able to implement our business plans unless we obtain additional financing or are able to otherwise generate revenues and profits. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

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Key Trends

Overall, the economy during 2021 has impacted our business in a number of ways. First, Hello Bar and other Software as a Service (“SaaS”) companies have seen some challenges as COVID-19 restrictions have eased and people are returning to work. As a result, internet traffic has decreased which means our revenue is generally down.  Second, we have found that hiring employees and contractors has been more expensive as our engineers and other highly skilled workers are in demand. Remote work has become widely accepted and has changed expectations that people may work remotely and increased demand for freelance work resulting in greater competition for talent. Higher inflation and a shortage of workers generally has also created an expectation of higher wages for workers. As a result, we have been paying higher wages for both employees and contractors. We are also seeing increased costs related to health care and other benefits that we provide our employees as part of our effort to hire and retain them. At the same time, we are seeing downward pressure on revenue because our customers are being more cautious with their spending on software and marketing so our overall conversion rates and the rates of new customers are declining.

An important aspect of our business, and its ability to generate revenue, has been impacted by the changes made by Google and Apple beginning in 2022 with respect to tracking internet activity and privacy. Google has made changes to their algorithms and those changes have made it more difficult for the Company to rank for SEO that we previously were able to do. Moreover, the release of Apple’s iOS 14 and iOS 14.5 has reduced the targeting capabilities that have historically resulted in strong Return on Ad Spend for our software and services.  This has posed challenges to paid acquisition for us and this trend is consistent with what our competitors are seeing as well. This has meant that our companies are seeing lower returns on ad spend than they were previously.

In terms of our business strategy, increased multiples and the poor performance of tech stocks has negatively impacted our plans regarding acquisitions due to the ballooning costs related to finding and acquiring companies that fit our business plan. Management sees marketing and sales tech companies being built and scaled in more markets around the world. We have also observed that over the last five to seven years, large companies in these market spaces are being built outside of more traditional technology centers in the U.S. Given the rise in more remote work environments, management expects this trend to increase rapidly.

Consequently, the Company at this time intends to focus on growing and integrating its new businesses, specifically Growth Collective and Dealify which we acquired in November 2021, and does not foresee any additional acquisitions any time soon.

Each of these trends pose opportunities and challenges for the Company and management recognizes the need to stay nimble and be able to adjust its business plan on a regular basis to meet these trends.

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ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follows;

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	47	November 2019 to present	Full time

Caleb Green	COO	37	April 2022	Full time

Keiran Flanigan	Head of Products	36	November 2019 to present	10

Grant Bostrom	Head of Ventures	41	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	47	November 2019 to present

Michael Kamo	Chairman of the Board	36	November 2019 to present

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became Chairman of the Board of Hello Bar, a role in which he continues to serve. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

Caleb Green, Chief Operating Officer

In April, 2022 Caleb Green joined Legion as its Chief Operating Officer. With more than a decade of experience at hyper-growth technology, marketplace, and media businesses, Caleb will focus on growing Legion's businesses and improving overall scalability. Caleb most recently served as the Head of Internal Operations at Snagajob, the world's largest marketplace for hourly work. Caleb joined Snagajob in January 2015, and variously led the Strategy, Operations, and Financial Planning teams. In his role at Snagajob, he was responsible for spearheading numerous strategic initiatives, including product launches and M&A integrations. Prior to Snagajob, Caleb managed video publishing and growth at Vox Media, where he tripled audience viewership at brands like Eater, The Verge, Vox.com, and Polygon. Caleb's entrepreneurial spirit runs deep, and during his early career he founded or co-founded two technology/media companies. Caleb has an MA from the University of Chicago and a BA from the University of Pennsylvania.

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Keiran Flanigan, Head of Products

Keiran Flanigan has been Head of Products for the Company since inception in November 2019. From February 2019 through October 2020, Keiran was the full-time Head of Product for Hello Bar, LLC. Keiran moved to a part-time role at Hello Bar in October 2019 so that he could continue to help Hello Bar grow while dedicating additional time to Legion. From January 2018 to February 2019 Keiran was a freelance web and mobile developer building a variety of products in the software and e-commerce markets. From 2014-2018 he was the Co-Founder and Head of Product/Creative for Cursive Labs, LLC and its flagship product, Spoutable. From 2009-2012 Keiran was the Lead iOS Developer for Rage Digital, a design and development company. From 2012 through 2014, Keiran has done freelance projects for the likes of the NFL, Hyundai, 24-Hour Fitness and dozens of start-ups.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

Michael Kamo, Chairman of the Board of Directors

Michael Kamo has been the Chairman of the Board of Directors since its inception in November 2019 and served as the Company’s COO from inception until April 29, 2022. Beginning October 2017 to the present, Mike has been the Co-Founder and CEO of Neil Patel Digital, LLC, a digital agency. From October 2016 to January 2019, he was the Co-Founder and CEO of Hello Bar LLC. From January 2011 to December 2016, Mike was Founder and CEO of Stride App LLC and was a content entrepreneur along with Neil Patel. In 2013, Mike, who was then known by the name Michael Kamfiroozie, and Kore Services, LLC (“Kore”), doing business as Auto Debt Consulting, a company he owned, and the principal of another California-based company, NAFSO VLM, Inc. (“NAFSO”), entered into a stipulated order with the Federal Trade Commission (“FTC”), related to motor vehicle loan assistance products and services. The FTC’s allegations, which were neither admitted nor denied by the defendants, alleged that the defendants made false and misleading statements that they would obtain for consumers loan modifications that would make auto loans more affordable or consumers would receive a refund. The settlement bans the defendants from providing any type of motor vehicle debt relief service; prohibits them from making misrepresentations about any other financial related product or service they market; and requires them to support claims with competent and reliable evidence. The FTC settlement included a $279,728 judgment, which was paid by Kore and NAFSO. In 2017, Mike legally changed his name from Michael Kamfiroozie to Michael Kamo.

11

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Bettencourt (1)	CEO, CFO and Secretary	$257,917.00	$0.00	$257,917.00
Keiran Flanigan (2)	Head of Products	$27,250.00	$0.00	$27,250.00
Grant Bostrom (3)	Head of Ventures	$92,462.00	0.00	$92,462.00

________

(1) Includes $80,417 earned as a contractor working for one of the Company’s subsidiaries.

(2) Paid as a salary from the Company’s subsidiary, and no salary from Legion Works.

(3) Includes $18,295 earned as a contractor working for one of the Company’s subsidiaries.

The Company does not have employment agreements with its executive officers at this time.

Our board of directors did not receive compensation for the fiscal year ended December 31, 2021, for their board service, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. There were two persons serving in that group during fiscal 2021.

Employment Agreement

Our new COO, Caleb Green, has an employment agreement with the Company under which he will receive a base salary of $200,000 per year with an annual bonus up to a maximum of $85,000 based upon the Company achieving certain annual revenue goals. The agreement also gives him the right to service based equity compensation earn up to 1.5% of the Company’s Super Voting Common Stock then outstanding, which will vest quarterly over four (4) years at a rate of 0.09375% per quarter. In the event of a change of control of the Company, Caleb’s service based equity will accelerate and become fully invested. He can also earn performance based equity compensation 1% of equity at a rate of 0.25% each time the Company achieves $5,000,000, $10,000,000, $15,000,000 and $20,000,000 revenues based on the Company’s twelve (12) month consolidated revenues. If the Company has a change of control, Caleb’s performance based equity will accelerate and become fully vested to the next revenue level. The agreement provides for a three month severance package comprising base salary and health benefits, and forfeiture of unvested equity, if the Company terminates him without cause. The agreement also covers confidentiality and the Company’s proprietary rights over work product. For details see Exhibit 6.8 filed with the Offering Statement of which this Offering Circular forms a part.

12

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of June 28, 2022, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(4)	Class of securities	Amount and nature of beneficial ownership (1)(2)	Amount and nature of beneficial ownership acquirable(3)	Percent of class
Ryan Bettencourt	Super Voting Common Stock	2,350,000		25.13%
	Voting Common Stock	800		1%

Michael Kamo	Super Voting Common Stock	5,860,000		62.67%
	Voting Common Stock	800		1%

Directors and Officers as a group (4 persons in this group)	Super Voting Common Stock	8,685,000	475,000	97.97%
Directors and Officers as a group (4 persons in this group)	Voting Common Stock	1,600		1%

(1)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of June 30, 2021, 9,350,000 shares of Super Voting Common Stock were outstanding, including shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of June 30, 2021, 3,782,203 shares of Voting Common Stock were outstanding.

(2)	Messrs. Bettencourt and Kamo purchased their shares of Voting Common Stock through the Company’s Regulation A offering.

(3)

Comprising 475,000 shares of Super Voting Common Stock subject to a 4-year vesting schedule which began January 10, 2020. On January 10, 2021 and 2022, 25% of the shares became fully vested and 1/48 of the total number of shares shall be released from the repurchase options each month until all shares are released on the fourth anniversary of the stock purchase agreement. Excluded from this column are 1% of outstanding Super Voting Common Stock, or 140,250 shares of Super Voting Common Stock assuming the number of outstanding shares remains 9,350,000, that vest quarterly over four (4) years at a rate of 0.09375% per quarter commencing May 1, 2022. Additionally, this column excludes 1.5% of Super Voting Common Stock, or 93,500 shares, assuming the number of outstanding shares remains the same, which will vest depending on the Company achieving certain revenue goals in the future. See “Compensation of Directors and Executive Officers – Employment Agreement.”

(4)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

13

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Hello Bar Acquisition

On December 31, 2021, the Company acquired 100% of the membership interests in Hello Bar LLC (“Hello Bar”), a California limited liability company, for a purchase price of $2,750,000 (the “Purchase Price”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Director and Chief Officer of Operations of the Company. For more details regarding this transaction, see “The Company’s Business.” Prior to this transaction, Ryan Bettencourt was the CEO of Hello Bar.

Issuance of the Company’s Super Voting Common Stock to Executive Officers and Directors

The Company sold Founders Shares to members of the Management team as well as to an outside advisor. Stock Purchase Agreements were signed between the Company and each member who purchased Founders Shares in early 2020. At the end of 2020 the Company had issued 9,350,000 shares of Super Voting Common Stock to the Company’s officers and directors as well as one outside advisor. These shares were issued in late 2019 and early 2020 in exchange for proceeds amounting to $935. The Company does not have any additional stock programs in place for the management team though it anticipates creating one as the Company grows.

Neil Patel Digital and Marketing Legion Works Products

See “Management’s Discussion and Analysis -- Results of Operations for the Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020 – Revenues.”

ITEM 6. OTHER INFORMATION

None.

14

ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2021 AND 2020

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECMBER 31, 2021 AND 2020

15

Alan T. Schiffman, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Legion Works, Inc.

La Jolla, California

Opinion

We have audited the accompanying financial statements of Legion Works, Inc (A Delaware Company) and Subsidiaries (collectively referred to as the “Company”, “we”, “us”, or “our”), which comprise of the Consolidated Balance Sheets as of December 31, 2021 and 2020, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders’ Equity (Deficit), and Consolidated Statements of Cash Flows for the two years ended December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion Works, Inc. and Subsidiaries as of December 31, 2021, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Company to continue as a going concern within one year after the date that the financial statements are available to be issued. As discussed in Note 13.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for a reasonable period of time.

•	The auditor has not been engaged to communicate key audit matters.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern

As discussed in Note 13 certain conditions indicate that the Company may not be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Alan T. Schiffman, CPA PC

Certified Public Accountants

June 22, 2022

F-1

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020

ASSETS	2021	2020
Current Assets
Cash and cash equivalents	$5,013,056	$2,244,076
Total Current Assets	5,013,056	2,244,076

Non Current Assets
Cost of App platform software	1,835,000	1,700,000
Intangible assets	2,468,690	950,226
Imputed interest	42,805	42,805
Goodwill	17,280	-
Accumulated amortization	(872,174)	(3,744)
	3,491,601	2,689,287
Other Assets
Property plant and equipment	20,178	20,178
Accumulated depreciation	(6,572)	(2,537)
	13,606	17,641

TOTAL ASSETS	8,518,263	4,951,004

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	160,769	59
Short term loans	27,634	-
Other current liabilities	98,908	-
Note payable, current portion	900,000	1,000,000
Total current liabilities	1,187,311	1,000,059

Non Current Liabilities
Note payable	-	800,000
Minority interest in consolidated entities	(5,896)	-
Total non current liabilities	(5,896)	800,000

TOTAL LIABILITIES	1,181,415	1,800,059

Stockholders' Equity:
Super Voting Common Stock, $0.0001 Par Value; 20,000,000 Shares Authorized; 9,350,000, Issued and outstanding as of December 31, 2021 and 2020.	935	935
Voting Common Stock, $0.0001 Par Value; ; 80,000,000 Units Authorized; 3,993,827 and 1,415,571 Issued and Outstanding, as of December 31, 2021 and 2020, respectively.	399	142
Additional paid-in capital, net of capital raise expenses	8,898,667	3,167,898
Retained deficit	(1,563,153)	(18,030)
TOTAL STOCKHOLDERS' EQUITY	7,336,848	3,150,945

TOTAL LIABLITIES AND STOCKHOLDERS' EQUITY	8,518,263	4,951,004

F-2

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020

REVENUE
Revenues	$1,612,798	$2,590
TOTAL REVENUE

Cost of Revenues	208,237	-
TOTAL COST OF REVENUES	208,237	-

OPERATING EXPENSES
Advertising and marketing	102,497	-
Bank charges and fees	1,489	241
Contractors	687,486	-
Dues and subscriptions	259,800	-
General and administrative	72,098	-
Insurance	83,008	-
Office supplies and software	15,294	8,789
Payroll fees and taxes	45,025	-
Professional and legal	243,275	5,250
Rent	44	-
Salaries and wages	563,101	-
Transportation	1,547	-
TOTAL EXPENSES	2,074,664	14,280

OTHER (INCOME) & EXPENSES
Interest	11,649	59
Foreign currency translation (gain) loss	1,554	-
Depreciation	4,036	2,537
Amortization	868,430	3,744
Other income	(4,753)	-
Minority interest in earnings of subsidiaries	(5,896)	-
TOTAL OTHER (INCOME) & EXPENSES	875,020	6,340

NET INCOME (LOSS)	(1,545,123)	(18,030)

F-3

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Common Stock		Additional	Retained
	Super Voting	Voting	paid-in capital	Earnings	Total

BALANCE, JANUARY 1, 2020	$500	$-	$-	$-	$500

Issuance of shares	$435	$142	$3,536,836		$3,537,413

Net income(loss) from operations				$(18,030)	$(18,030)

Cost of raising capital			$(368,938)		$(368,938)

BALANCE, DECEMBER 31, 2020	$935	$142	$3,167,898	$(18,030)	$3,150,945

Issuance of shares		$258	6,547,630		$6,547,888

Net income(loss) from operations				(1,545,123)	$(1,545,123)

Cost of raising capital			$(816,861)		$(816,861)

BALANCE, DECEMBER 31, 2021	$935	$399	$8,898,667	$(1,563,153)	$7,336,848

F-4

LEGION WORKS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(1,545,123)	$(18,030)
Depreciation	4,036	2,537
Amortization	869,071	3,744
Minority interest in subsidiary earnings	(5,896)	-
Adjustments to reconcile net income to cash provided by operating activities:
Changes in operating assets and liabilities
Increase (Decrease) in current liabilities	287,252	-
Net cash provided by (utilized in) operating activities	(390,660)	(11,749)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of subsitiary	(1,617,735)	(2,749,941)
Cash received with acquisition	-	56,968
Property, plant and equipment acquisition	-	(20,177)
Intangible asset acquisition	(53,011)	-
Net cash provided by (used in) investing activities	(1,670,746)	(2,713,150)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	5,731,027	3,168,040
Proceeds from issuance of super common stock	-	435
Proceeds from issuance (payment) of note payable	(900,000)	1,800,000
Proceeds from related party payable
Net cash provided by (used in) financing activities	4,831,027	4,968,475

Net (decrease)/increase in cash and cash equivalents	2,769,621	2,243,576

Cash and cash equivalents, beginning of period	2,244,076	500

Cash and cash equivalents, end of period	$5,013,697	$2,244,076

F-5

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Legion Works, Inc. (the “Company”) was incorporated on November 20, 2019 as a Delaware Corporation. The Company’s corporate year-end is December 31.

The Company is a newly organized information technology software acquisition company incorporated as a Delaware corporation and located in San Diego, California. The Company was formed for the purpose of acquiring companies that have developed software platforms targeted to high growth economic markets. The Company pro-actively sources SaaS (Software as a Service) businesses in markets the Company understands that are ripe for a tech-enabled venture to scale. The Company identifies markets with specific and known needs with recurring revenue and targets enterprises within that market. The Company’s management enhances the target by providing expertise in tech, marketing, business development and operations to dramatically increase scale and profitability. The Company’s management team has had historic success sourcing, acquiring, growing and monetizing these types of companies and believes this experience makes the Company well suited to identify, source, negotiate and execute software company acquisitions with the ultimate goal of pursuing attractive risk-adjusted returns for our shareholders. The Company will seek business opportunities primarily in online software, including, but not limited to marketing and sales software tools and e-commerce software tools. The Company will be opportunistic in seeking acquisitions both in the United States and internationally.

BASIS OF PRESENTATION AND USE OF ESTIMATES

Based upon a Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The imputed interest on the Promissory Note is $42,805 which reduced the cost of Contracts in process in the amount of $42,805. The purchase price was based upon an Enterprise Valuation prepared by StoneBridge Advisory, Inc. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Hello-Bar LLC. Hello- Bar, LLC has a valued brand, recognized for its multiple software product platforms and interactive websites, which are utilized by many subscribers. The CEO of the Company was also the CEO of Hello- Bar, LLC, commencing January 2019. (See Note 4 for purchase details)

Based upon a Shareholder Agreement dated March 26, 2021, the Company purchased ninety percent (90%) of the outstanding common stock of Convert More, Inc. for a cash purchase price of $67,500. The purchase price was based upon managements determination of fair market values of the acquired assets. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Convert More, Inc. Convert More, Inc. was acquired mainly due to its code base which the seller spent one year developing. (See Note 4 for purchase details)

F-6

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

Based upon a Shareholder Agreement dated November 5, 2021, the Company purchased ninety four percent (94%) of the outstanding common shares of Dealify, Inc. for a purchase price of $467,280; comprised of cash at closing of $300,000, a non-interest-bearing Promissory Note in the amount of $150,000 and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The imputed interest on the Promissory Note is $215 for the year ended December 31, 2021. The purchase price was based upon the agreements value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Dealify, Inc. (See Note 4 for purchase details)

Based upon a Stock Purchase Agreement dated November 16, 2021, the Company purchased ninety percent (90%) of the outstanding common shares of Growth Collective Solutions, Inc. for an original cash purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by Growth Collective, then subsequently decreased by a total of $176,920 for the Company’s transaction expense and indebtedness. These adjustments resulted in a net purchase price of $1,168,185 as outlined in the purchase agreement. The acquisition price was also increased by capitalized legal and accounting fees of $8,361 and $1,250, respectively. The purchase price was based upon the agreements value statement in which the buyer ascribed value to the various assets owned by the company. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Growth Collective, Inc. (See Note 4 for purchase details)

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

F-7

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

RISKS AND UNCERTAINTIES

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

CONCENTRATION OF CREDIT RISK

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2021 and 2020, the Company had $5,013,056, and $2,244,076 of cash on hand respectively.

RECEIVABLES AND CREDIT POLICY

Based upon monthly contracts, (see discussion below), the Company sells subscriptions to use the various software app platforms. Trade receivables from subscribing customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables will be stated at the amount billed to the customer. Payments of trade receivables will be allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced any write-downs in its accounts receivable balances. As of December 31, 2021 and 2020, the Company Contracts in process, net was $417,740 and $581,115 respectively.

INTANGIBLE PERSONAL PROPERTY

In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carries forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortize the aggregate costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Maintenance of the platform will be expensed.

F-8

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

The Company reviews the carrying values of intangible personal property for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2020.

DEFERRED SYNDICATION EXPENSE

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceed of the offering. In 2019, the Company deferred applicable syndication expenses based on this criteria. During the year ended December 31, 2020, the Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $368,937

FAIR VALUE MEASUREMENTS

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management will evaluate this guidance and the impact it will have on the financial statements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

REVENUE RECOGNITION

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over from a seven to twelve month period. The Company generates revenues by allowing its subscriber customers to use multiple interactive software platforms, including the Onboardflow platform app acquired in March 2021. For years ending December 31, 2021 and 2020 the Company generated revenue of $1,612,798, and $2,590, respectively.

F-9

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

SOFTWARE REVENUE RECOGNITION

The AICPA’s Accounting Standards Executive Committee (AcSEC), issued SOP 97-2, which provided guidance on when and how to recognize revenue from the sale, lease or licensing of computer software. It does not apply to the sale of products containing software that is incidental to the product being sold. Accordingly, the Company complies with the standards set forth therein as follows:

If the sale of computer software involves significant customization, modification or production, the transaction will be accounted for as a long term contract. In all other cases, revenue will be recognized when the following four conditions are met:

1. Persuasive evidence of an arrangement exists

2. Delivery has occurred

3. The Company’s price is fixed or determinable

4. Collectability of the selling price is probable

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. There is no income tax provision for the Company for the period from Inception through December 31, 2021, as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2020, the unrecognized tax benefits accrual was zero.

REVENUE RECOGNITION – MONITIZATION OF PLATFORM APPLICATION

The multiple Apps purchased, provides the Company’s subscribers with online marketing and analytics software. These applications generate recurring subscription revenue on a monthly or annual basis. Deferred revenue arises due to the timing differences between funds received upon the signing of the Order Form and revenue earned over the on-year period.

Effective January 1, 2019, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. Prior to the adoption of ASC 606, we recognized revenue when persuasive evidence of an arrangement existed, delivery of products had occurred, the sales price was fixed or determinable and collectability was reasonably assured.

F-10

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

F-11

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2019, there is no year open to examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the statement of operations and comprehensive loss.

NOTE 2 - RISKS AND UNCERTAINTIES

The Company generated revenue of $1,612,798 and $2,590 during the years ended December 31, 2021 and 2020, respectively. Operations began November 20, 2019. See discussion above and Note 4. There can be no assurance that the Company will successfully be able to generate profitable operations.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 – PURCHASE OF SUBSIDIARY COMPANIES

HELLO BAR, LLC

As of December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest bearing Promissory Note in the amount of $1,800,000. The Company has also agreed to provide additional working capital in the amount of $50,000. The financial highlights of the purchase transaction are as follows:

HELLO-BAR, LLC

Balance Sheet Financial Highlights

December 29, 2020

Cash		$56,968
Accounts receivable, net		$-
Contracts in process, net	(a)	$583,805
Subscribers marketing software	(b)	$450,000
App platform software	(c)	$1,250,000
Website	(d)	$35,000
Restrictive covenants	(e)	$20,000
Domain, brand, trademark and other	(f)	$311,422
Total		$2,707,195

____________

(a) The Company purchased a revenue stream of subscription contracts of subscriber end users of the software. Historically, the monthly contracts automatically renew for a period of from seven to twelve months. As a result the Company present valued the estimated revenues from such contracts at a market discount rate. Due to the non interest bearing note payable to Seller, the Company netted the imputed interest of $42,805, against the Contracts in process of $626,610. The Company included the asset on the balance sheet of $581,115 net of $2,690 representing one day amortization.

F-12

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(b) The Company acquired and now owns the Subscribers marketing software platform.

(c) The Company acquired multiple interactive software platforms which the Seller developed and maintained over multiple years.

(d) The Company independently determined the fair value of the Hello-Bar, LLC Website.

(e) It is the understandings of the purchase transaction, that Seller would abide by certain restrictive covenants, including competition, solicitation, disparagement and other.

(f) Management provided the fair value of the domain, brand, trademarks and other.

CONVERT MORE, INC. (FORMERLY, ONBOARD FLOW LIMITED)

As of March, 26, 2021 the company purchased ninety percent (90%) of the common stock of Convert More, Inc. for a purchase price of $67,500. The financial highlights of the purchase transaction are as follows:

CONVERT MORE, INC.

Balance Sheet Financial Highlights

March, 26, 2021

Code base	(a)	$60,000
Domain, brand, trademark and other	(b)	$2,500
Customer database	(c)	$2,500
Content	(d)	$2,500
Total		$67,500

___________

(a) Convert More’s team has previously developed many products. The Seller spent 1 year building the product. To build what we bought it would have cost more than the purchase price, but we would ascribe $60,000 of the purchase to the code base.

(b) Management kept the brand/name/URL. Management believes that to be worth $2,500 at the time of acquisition.

(c) Convert More had a small amount of content that enabled some organic traffic to the site. Management believes that to be worth $2,500 at the time of acquisition.

(d) Convert More was earning about $200-$250 per month in revenue at the time of acquisition. Retention was strong; therefore 12 months would be another $2,500.

DEALIFY, INC.

As of November 5, 2021 the company purchased ninety four percent (94%) of the common stock of Dealify, Inc. for a purchase price of $467,280; comprised of a $300,000 cash payment, a $150,000 non-interest bearing promissory note and capitalized legal and accounting fees of $16,030 and $1,250, respectively. The financial highlights of the purchase transaction are as follows:

F-13

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

DEALIFY, INC.

Balance Sheet Financial Highlights

November 5, 2021

Website	(a)	$100,000
Restrictive covenants	(b)	$70,000
Domain, brand, trademark and other	(c)	$6,500
Customer database	(d)	$70,000
Email Marketing	(e)	$140,000
Operational cash	(f)	$3,000
Organic web traffic	(g)	$60,500
Total		$450,000

__________

a. The interactive website and e-commerce app at www.dealify.com would cost significant time and money to recreate. Based on the Buyer’s extensive experience in designing and building of websites and interactive web-based apps, it estimates the value of the website to be $100,000.

b. The Seller has developed significant knowledge of its industry and many best practices in making www.dealify.com successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website or interactive app that would compete with the Company. The Buyer estimates these restrictive covenants to be worth $70,000.

c. The Buyer has consulted with third-party web domain valuation websites and estimates the domains www.dealify.com and www.dealify.io to be worth $6,500.

d. The Company has built a database of customers who have purchased from the www.dealify.com website since its inception. These customers have a history of purchasing on the site. The Company believes this database to be worth $70,000.

e. The Company has accumulated a large email list of companies and individuals interested in receiving offers to buy software deals promoted by the Company. The Company currently has 17,380 email subscribers and, on average, each of those subscribers is worth $1.58 in gross revenue per month. The Buyer believes that this list will continue to produce consistent revenue for a minimum of 2 years. It has discounted the total revenue this would produce over this time period and believes this list to be valued at $140,000.

f. Per this Agreement, the Seller is transferring $3,000 in operational cash at Close.

g. The Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Doing so requires a significant investment of time and money and is hard to replace. The Buyer believes the organic traffic that the Company has amassed is worth at least $60,500.

GROWTH COLLECTIVE

As of November 16, 2021 the company purchased ninety percent (90%) of the common stock of Growth Collective, Inc. for an initial purchase price of $1,200,000. The initial purchase price was increased by $145,105 by the total cash and net accounts receivable held by growth collective. Then subsequently decreased by a total of $176,920 by the company transaction expense and indebtedness. Finally, the price is increase by capitalized legal and accounting fees of $8,361 and $1,250, respectively. These adjustments resulted in a final purchase price of $1,177,796. The financial highlights of the purchase transaction are as follows:

F-14

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

GROWTH COLLECTIVE, INC.

Balance Sheet Financial Highlights

November 16, 2021

Cash & net accounts receivable		$145,105
Indebtedness		$(176,920)
Operational cash	(a)	$100,000
Marketing Website	(b)	$40,000
Platform application	(c)	$135,000
Expert community	(d)	$250,000
Customer database	(e)	$450,000
Domain name	(f)	$4,500
Organic web traffic	(g)	$45,500
Restrictive covenants	(h)	$175,000
Total		$1,168,185

____________

a. Per this Agreement, the Seller is transferring $100,000 in operational cash at Close.

b. Buyer has extensive experience designing and building marketing websites. Based on its experience, it estimates that the marketing website at www.growthcollective.com would cost approximately $40,000 to design and build.

c. Buyer also has extensive experience designing, building and maintaining web based software applications. The app at www.growthcollective.com would take significant time and cost to create. It uses a series of different third party software applications that have been wired together using a series of different APIs to create a user-friendly experience. This customization and wiring together of multiple different software platforms would cost an estimated $135,000.

d. The Company has accumulated a community of world-class marketing experts that it matches companies to within its business model. These experts are very difficult to attract and are highly sought after, creating a strong market resource required for the growth of the business. This community of marketing resource have skills across key marketing disciplines including email marketing, Search Engine Optimization, Social Media Advertising, Google Advertising and many other high growth marketing areas. The company has researched, attracted and vetted all experts in its marketplace. The number of experts in its marketplace is currently over 500; it would take multiple years and extensive expense to develop a similar expert community. This is community is key to the continued success of the business and is estimated by the buyer to be worth $250,000.

e. The Company has built a database of customers current and past that provides a high probability of future revenue. These customers have a history of consistently purchasing and it is estimated that current customers have a very high probability of continuing to produce revenue for the company for at least eight months. Based on this high probability, Buyer believes that current customers will continue to generate at least $65,000 in revenue for eight months. Therefore, Buyer believes this customer database to be worth at least $450,000.

f. The Buyer has consulted with third-party web domain valuation websites and estimates the domain www.growthcollective.com to be worth $4,500.

g. Buyer has significant experience in developing organic web traffic for websites and online interactive apps. Creating sustainable and ongoing organic web traffic requires the creation of intellectual property in the form of articles and blog posts as well as getting inbound links from other websites. The Company has created many articles that have resulted in a steady flow of monthly visitors, some of whom become leads and customers each month. Doing so requires a significant investment of time and money and is hard to replace. The Company’s current organic web traffic drives a significant and consistent number of new business leads on a monthly basis. Given the large revenue that can be generated from each customer, these leads are valuable. The Buyer believes the organic traffic that the Company has amassed is worth at least $45,500.

h. The Seller has developed significant knowledge of its industry and many best practices in making the Company successful. This Agreement establishes restrictive covenants that limit the ability for the Seller to be able to create a similar online website, marketplace or interactive app that would compete with the Company. The Territory for this non-compete includes most of the largest software and business markets in the world, including North America, South America, Europe and the United Kingdom. The Buyer estimates these restrictive covenants to be worth $175,000.

F-15

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

Due to the acquisitions of Hello Bar, LLC, Convert More, Inc., Dealify, Inc. and Growth Collective, Inc., the following intangible assets were acquired as of December 31, 2021. The amortization column represents the corresponding amortization expense incurred for the year ended December 31, 2021.

Description	Amount	Useful Life	Amortization
Subscribers marketing software	$450,000	Five years	$90,000
Application platform software	$1,385,000	Five years	$270,712
Total app platform software	$1,835,000		$360,712
Website	$175,000	Five years	$28,479
Restrictive covenants	$261,158	Three years	$68,333
Domain, brand, trademark and other	$324,922	Five years	$32,178
Customer database	$522,500	Five years	$80,164
Email marketing	$140,000	Five years	$21,479
Organic web traffic	$106,000	Five years	$16,263
Expert community	$250,000	Five years	$38,356
Code base	$60,000	Five years	$9,205
Content	$2,500	Five years	$384
Customer contracts	$626,610	Three years	$208,870
Imputed interest asset	$42,805	Fifteen years	$2,854
Goodwill	$17,280	Fifteen years	$1,152
Total Intangibles	$4,363,775		$868,430

Acquired finite-lived intangible assets are amortized on a straight-line bases over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed the remaining unamortized balance is amortized over the revised estimated useful life.

NOTE 6 – CAPITAL RAISE EXPENSES

As of December 31, 2021 and 2020 the Company has accumulated a total of $1,185,799 and $368,937 in expenses related to raising capital, respectively. The securities offering expenses are primarily comprised of legal, accounting and broker dealer fees. All capital raise expenses have been deducted against capital.

NOTE 7 – PROMISSORY NOTES

HELLO BAR, LLC – PROMISSORY NOTE PAYABLE

On December 31, 2020, in connection with the purchase of 100% of the outstanding membership units of its subsidiary company Hello-Bar LLC, the Seller took back a non-interest bearing Promissory Note in the amount of $1,800,000. As of March 31, 2021 the Company paid the Seller one million dollars ($1,000,000). The Promissory Note provides for $800,000 to be paid Prior to December 31, 2022. Imputed interest amounting to $42,805 is included in the balance sheet as imputed interest.

DEALIFY, INC. - PROMISSORY NOTE PAYABLE

On November, 5 2021, in connection with the purchase of 94% of the outstanding common shares of its subsidiary company Dealify, Inc. the Seller took back a non-interest bearing Promissory Note in the amount of $150,000. As of December 31, 2021 the Company paid the Seller fifty thousand ($50,000). The Promissory Note provides for the remaining balance to be paid prior to August 1, 2022. Imputed interest amounting to $215 is included in the balance sheet as imputed interest.

F-16

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

NOTE 8 – INCOME TAXES

For income tax purposes the Company will deduct research and development and other intangible asset costs when incurred. For financial purposes such costs have been capitalized. Deferred income taxes arise as a result of these timing differences.

NOTE 9 - RELATED PARTY TRANSACTIONS

RELATED PARTY CAPITAL CONTRIBUTION

As of December 31, 2021 and 2020, officers of the Company have contributed $935 to purchase 9,350,000 shares of super Voting Common Stock. (See Shareholder Equity below).

RELATED PARTY PAYABLES

In relation to the acquisition of Hello Bar, LLC outlined in Note 4 above, The Company owed Michael Kamo $800,000 and $1,000,000 as of December 31, 2021 and 2020, respectively.  Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Director and Chief Officer of Operations of the Company. Furthermore, Ryan Bettencourt, the Company’s CEO, formerly served as the CEO of Hello Bar. The parties to the Purchase Agreement obtained a third-party valuation of Hello Bar prior to agreeing to a Purchase Price, which included seeking offers through a broker from interested parties to establish a fair market value for Hello Bar. The parties agreed to a Purchase Price that is discounted from the third party valuation and is payable over two years with no stated interest rate.

NOTE 10 – SHARHOLDER EQUITY

The Shareholders’ equity is comprised of two classes of common stock; Super Voting Common Stock and Common Stock. As of December 31, 2021 the company has authorized the issuance of 20,000,000 shares of Super Voting Common Stock and 80,000,000 shares of its Voting Common Stock, see discussion below for additional information.

SUPER VOTING COMMON STOCK

Super Voting Common Stock has a par value of $0.0001, and 9,350,000 issued and outstanding as of December 31, 2021 and 2020. Each shareholder shall have four votes (4) for each share held by such shareholder.

COMMON STOCK UNITS

Voting Common Stock has a par value of $0.0001, and 3,993,827 and 1,415,571 shares issued and outstanding as of December 31, 2021 and 2020. Each shareholder shall have one vote (1) for each share held by such shareholders.

F-17

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

The Company is authorized to issue 11,400,000Common Stock Units, consisting of one share of Voting Common Stock and one-half warrant to purchase one half share of Voting Common Stock (a total of 5,700,000 warrants) through an offering exemption from registration under Regulation A (the “Regulation A Offering”). Beginning in 2020, the Company commenced the Regulation A Offering of Units. Through May 18, 2021, the purchase price of each unit was $2.50, and the exercise price of each whole warrant was $3.25 per share, subject to customary adjustments over an 18-month period following the date of issuance of the warrant.  At that date, the price per unit was increased to $3.00 and the exercise price of the warrants increased to $3.90 per share of Voting Common Stock, for total offering proceeds of $53,197,308.00. As of December 31, 2021, the Company has sold 3,993,827 million shares of Voting Common Stock, plus 1,820,597 warrants to purchase Voting Common Stock, for net proceeds of $8,898,667, including funds from the sale of 360,117 units subscribed. Amounts received from the sale of the warrants $874,581. The funds are included in additional paid in capital. See also Subsequent Events footnote 12, below.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

WORKING CAPITAL

In connection with the purchase of Hello-Bar, LLC, the Company has agreed to provide working capital in the amount of $50,000. See Note 4 above.

LEGAL MATTERS

In the normal course of business, the Company may become a party to litigation matters involving claims against it. At December 31, 2021, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 22, 2021, the date the financial statements were available to be issued.

F-18

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

COMMON STOCK UNITS

As of January 6, 2022, the offering price of common stock units was raised to $3.60 for voting common shares and one-half warrant to purchase one-half share of Voting Common Stock at a cost $4.65 for eighteen months per warrant. Each Common Stock Unit is comprised of (a) one voting common share, being sold at $2.50 per share, having $0.00001 par value and (b) one-half of one common share purchase warrant to purchase one additional Common Share, having an exercise price of $4.65 per common share. Funds invested in Common Stock Units totaled $942,405, including funds in escrow of $84,463.

SUBSEQUENT PAYMENT OF DEBTS

On January 31, 2022, the Company paid $200,000 to the seller of Hello Bar, LLC in relation to the purchase of the subsidiary. As a result, the outstanding balance due to the seller was reduced to $600,000. Subsequently, on April 29, 2022 The Company paid the second of three $50,000 installments related to the purchase of Dealify, Inc. resulting in a remaining outstanding balance of $50,000 due to the seller.

NOTE 13 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2019. For the period from inception to December 31, 2021, the Company has losses aggregating $1,563,794. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

COVID – 19

In January 2020, the World Health Organization has declared the outbreak of COVID-19 as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

F-19

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (1)
2.3	Amendment No. 1 to Bylaws (3)
3.1	Form of Warrant (2)
3.2	Form of Warrant
4.1	Subscription Agreement (2)
4.2	Subscription Agreement
6.1	Stock Award Agreement (1)
6.2	Hello Bar, LLC Letter of Intent (1)
6.3	Hello Bar, LLC Purchase Agreement (3)
6.4	Super Voting Common Stock Purchase Agreement Ryan Bettencourt (4)
6.5	Super Voting Common Stock Purchase Agreement Michael Kamo (4)
6.6	Super Voting Common Stock Purchase Agreement Keiran Flanigan (4)
6.7	Super Voting Common Stock Purchase Agreement Grant Bostrom (4)
6.8	Employment Agreement of Caleb Green
8.	Escrow Agreement (4)

____________

(1) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference).

(2) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed December 28, 2020, and incorporated herein by reference).

(3) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference).

(4) Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

16

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on July 5, 2022.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, Secretary and Director
Date: July 5, 2022

/s/ Michael Kamo
Michael Kamo, Chief Operations Officer and Chairman of the Board
Date: July 5, 2022

17